Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-222853 and No. 333-226779) of Boston Omaha Corporation of our report dated March 15, 2021, relating to the financial statements of Utah Broadband, LLC, appearing in this Current Report on Form 8-K/A of Boston Omaha Corporation.

/s/ Moss Adams LLP

Spokane, Washington

March 15, 2021